EXHIBIT 99.1

NEWS RELEASE

Ivanhoe Energy Reports Second Quarter 2013 Financial Results
and Operating Highlights

Note:  All figures are quoted in U.S. dollars unless otherwise noted.

CALGARY (August 8, 2013) – Ivanhoe Energy Inc. (TSX: IE; NASDAQ: IVAN) reported today its financial results and operating highlights for the second quarter of 2013.

Second Quarter Financial Summary

Ivanhoe Energy filed its quarterly financial report on Form 10-Q with the U.S. Securities and Exchange Commission and its Interim Financial Statements with the Canadian Securities Administrators for the period ended June 30, 2013.

(US$000s, except per share amounts)	Three months ended June 30,		Six months ended June 30,
(unaudited)	2013	2012	2013	2012

Net loss from continuing operations	(8,385)	(6,345)	(20,360)	(17,201)
Net loss per share, from continuing operations*	(0.07)	(0.06)	(0.18)	(0.15)

Net cash used in operating activities	(4,115)	(4,184)	(20,626)	(11,076)

Capital expenditures	4,604	24,619	12,137	33,544

Cash and cash equivalents (end of period)	49,293	27,416	49,293	27,416
Restricted cash	500	20,500	500	20,500
* Basic and diluted

In the second quarter of 2013, the Company had a net loss from continuing operations of $8.4 million, which is an increase of $2.1 million compared to $6.3 million in the same period in 2012.  This change is primarily due to lower derivative instrument gains and a number of smaller changes including slightly higher general and administrative expenses and operating costs related to the timing of payments.  These increases were partially offset by lower exploration and evaluation expenses and higher deferred income tax recoveries.

Net Cash Used In Operating Activities

Cash used in operating activities for the first six months of 2013 was $20.6 million, which is $9.5 million higher than in the same period of 2012. The increase is primarily due to the inclusion of China operating revenues, net of operating costs, in the 2012 amount but excluded from the 2013 total. The increased cash use was partially offset by the collection of contractual payments associated with the divestment of the Chinese operations.

Capital Expenditures

Capital expenditures in the second quarter were $4.6 million, as compared to $24.6 million in the same period of 2012. The lower 2013 amount is caused by the divestiture of the Chinese assets and reduced activity in both Ecuador and Canada. Capital investments in the second quarter of 2013 include:
●	the Canadian operation invested an additional $1.8 million to complete the seismic and drilling program designed to provide further information for initial development of the Tamarack project; and,
●	the Ecuadorian operation invested an additional $2.6 million on a new appraisal well north of the Napo River.

General and Administrative Expenses

General and administrative (“G&A”) expenses in the second quarter were $8.4 million, compared to $7.9 million incurred during the same period in 2012.  G&A expenditures approximate those of the prior years’ quarter, however they are anticipated to decrease over time.  Higher costs in the first six months of 2013 are related to specific non-recurring activities including the wind-up of the Sunwing organization, severance and retention costs and current legal proceedings. The Company remains committed to assess corporate overheads to align these expenditures with stated corporate objectives.

Liquidity and Capital Resources

On April 22, 2013, the Company’s shareholders approved the proposed reverse stock-split of the Company’s common shares in order to regain compliance with the minimum bid price requirements set forth in the NASDAQ Listing Rules and to amend the capital structure to facilitate future growth. The reverse stock-split took effect on April 25, 2013 and resulted in shareholders receiving one new common share for every three old common shares held. The trading price for the new common shares exceeded the NASDAQ minimum bid price for ten consecutive trading days, enabling the Company to regain compliance on May 9, 2013.

At June 30, 2013, Ivanhoe Energy had approximately $49.2 million in cash and cash equivalents, as compared to $27.4 million at the end of the same period of 2012.  The $49.2 million includes $5.0 million in holdback proceeds collected in the second quarter from the transfer of the Zitong Block Petroleum Contract to Shell China. The Company feels this is sufficient liquidity to fund operating activities in 2013 and into 2014.

Heavy-to-Light (HTL)

Ivanhoe Energy continues to make progress in its efforts to commercialize HTL. The Company conducted a third-party heavy oil evaluation at its Feedstock Test Facility in San Antonio, Texas for a leading Latin American oil company. Analysis of the evaluation is underway and Ivanhoe looks forward to future discussions on this project. Additionally, Ivanhoe continues to progress several engineering and technical assessments and economic studies to accelerate ongoing business development activities. To strengthen its intellectual property position, the Company continues to submit new patent applications.

Project Highlights

Block 20 – Ecuador

In the second quarter the Company drilled an appraisal well north of the Napo River in Ecuador.  The well reached a total depth of 1,150 feet after drilling through the Napo, Hollin and Chapiza formations. This well will provide valuable information for the development of the field and at this point the findings are consistent with expectations. The Company extracted 176 feet of core logs which have been shipped to a leading laboratory in Colombia for further analysis.  The Company continues to hold discussions with the potential partner and the Ecuadorian government, and anticipates receiving further direction from the government in 2013.

Tamarack – Canada

In the first half of 2013, the Company completed discussions with five stakeholders that operate in proximity to the Tamarack Project including the Regional Municipality of Wood Buffalo; Fort McMurray No. 468 First Nation; the community of Fort McKay, including the Fort McKay First Nation and the Fort McKay Metis Community Association; and, the Mikisew Cree First Nation.  Each of these stakeholders filed letters of non-objection regarding the Tamarack project with the regulatory authorities, identifying that they do not oppose the development.

As of June 17, 2013 the Alberta Energy Regulator (AER) is the new, single regulatory authority in Alberta and is operating under a new regulatory process. As part of this process, the AER will be making decisions on the Tamarack project application.  These decisions may involve the necessity of a public hearing to address outstanding concerns including those raised by Suncor Energy regarding its South Tailings Pond. The Company remains diligent in responding to the regulator and Suncor and pressing for resolution, but the regulatory timeline is largely within the AER’s control. The Company believes that the Tamarack Project is safe, technically sound, and economically viable, and continues to use all efforts to remove remaining Statements of Concern and progress the application towards approval.

Project advancement, as currently envisaged, is subject to direction from the regulator, receipt of an Order in Council from the Alberta Government, securing a partner and sanctioning by the Board of Directors.

Ivanhoe Energy is an independent international heavy oil exploration and development company focused on pursuing long-term growth in its reserves and production using advanced technologies, including its proprietary heavy oil upgrading process (HTLTM). Core operations are in Canada, United States, and Ecuador, with business development opportunities worldwide. Ivanhoe Energy trades on the Toronto Stock Exchange with the ticker symbol IE and on the NASDAQ Capital Market with the ticker symbol IVAN. For more information about Ivanhoe Energy Inc. please visit www.ivanhoeenergy.com.

FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements, including forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include, but are not limited to the potential for commercialization and future application of the heavy oil upgrading technology and other technologies, statements relating to the continued advancement of Ivanhoe Energy's projects, statements relating to the timing and amount of proceeds of agreed upon and contemplated disposition transactions, statements relating to anticipated capital expenditures,  statements relating to the timing and success of regulatory review applications, and other statements which are not historical facts. When used in this document, the words such as "could," "plan," "estimate," "expect," "intend," "may," "potential," "should," and similar expressions relating to matters that are not historical facts are forward-looking statements.  Although Ivanhoe Energy believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements.  Important factors that could cause actual results to differ from these forward-looking statements include the potential that the Company's projects will experience technological and mechanical problems, new product development will not proceed as planned, the HTLTM technology to upgrade bitumen and heavy oil may not be commercially viable, geological conditions in reservoirs may not result in commercial levels of oil and gas production, the availability of drilling rigs and other support services, uncertainties about the estimates of reserves, the risk associated with doing business in foreign countries, environmental risks, changes in product prices, our ability to raise capital as and when required, our ability to complete agreed upon and planned asset dispositions, competition and other risks disclosed in Ivanhoe Energy's 2012 Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on EDGAR and the Canadian Securities Commissions on SEDAR.

For further information contact:

Ivanhoe Energy
Hilary McMeekin
Manager, Corporate Communications
(403) 817 1108
hmcmeekin@ivanhoeenergy.com